PROSPECTUS SUPPLEMENT dated February 18, 2000
(to Prospectus dated February 11, 2000)


                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                Depositary Shares
                                    Warrants


This Prospectus Supplement supplements our Prospectus dated February 11, 2000 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus").


                      ADDITIONAL COMPANY SENIOR SECURITIES


Additional Senior Medium-Term Notes, Series C


We have issued $380,000,000 aggregate The interest rate bases or formulas principal amount of our Senior applicable to Series C Notes that Medium-Term Notes, Series C (the bear interest at floating rates are "Series C Notes") since the date of indicated in the table below. The the Prospectus. In the table below we Series C Notes are not subject to a specify the following terms of those sinking fund and are not redeemable
Series C Notes:                           unless a redemption date is indicated
o    Issuance Date;                       below.   Unless  otherwise  indicated
o    Principal amount;                    below,   Series  C  Notes   that  are
o    Maturity date;                       redeemable  are redeemable at 100% of
o    Interest rate and redemption         their principal amount,  plus accrued
     Dates, if any.                       and unpaid  interest,  if any, to the
                                          redemption date.

                                                                 Interest Rate/
Issuance            Principal Amount      Maturity Date         Redemption Date
--------            ----------------      -------------         ---------------

February 18, 2000       $255,000,000      February 15, 2002     7.22%

February 18, 2000         50,000,000      February 15, 2002     7.22%

February 18, 2000         75,000,000      February 15, 2002     LIBOR Telerate
                                                                reset quarterly
                                                                + 0.08%